Exhibit 10.13

                                  AMENDMENT TO
                KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

        THIS AMENDMENT ("Amendment"), dated as of July 27, 1998, supplements and amends the existing Key Employment and Severance Agreement
   ("Agreement") by and between SCHULTZ SAV-O STORES, INC., a Wisconsin corporation ("Company"), and the named executive set forth above ("Executive"). All defined terms used herein and not defined shall have the same meaning as in the Agreement.

                              W I T N E S S E T H:

        WHEREAS, pursuant to Section 19 of the Agreement, the Executive and the Company desire to supplement and amend the Agreement as specifically set forth in this Amendment.

        WHEREAS, the Board of Directors of the Company believes it is in the best interests of the Company to allow the Executive the right to exercise a "discretionary termination" at any time within one year after a Change in Control for any reason and be eligible to receive his Termination Payment.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein set forth, and for other valuable consideration the parties hereto covenant and agree as follows:

             1.   The first paragraph of Section 1(m) and paragraph (E) of
   Section 1(m) of the Agreement are each hereby amended and restated to read in their respective entirety as follows:

                  "(o) Termination Date. For purposes of this Agreement, except as otherwise provided in Section 10(b) and Section 17(a) hereof or as set forth below, the term `Termination Date' means (i) if the Executive's employment is terminated by the Executive's death, the date of death; (ii) if the Executive's employment is terminated by reason of voluntary early retirement, as agreed in writing by the Company and the Executive, the effective date of such early retirement which is set forth in such written agreement; (iii) if the Executive's employment is terminated by reason of disability pursuant to Section 12 hereof, the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive's employment is terminated by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; (v) if the Executive's employment is terminated by the Executive pursuant to a Discretionary Termination, the date the Notice of Termination is given, but not later than the first anniversary after the occurrence of the Change in Control of the Company; and (vi) if the Executive's employment is terminated by the Company (other than by reason of disability pursuant to Section 12 hereof) or by the Executive for Good Reason, the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing, ..." [Remainder of existing Section 1(m) to remain as written in Agreement, except for paragraph (E) as provided below.]

                  "(E) Except as provided in Paragraphs (B) and (C) above and other than a Discretionary Termination (which cannot be subject to dispute by the Company), if the party receiving the Notice of Termination in good faith notifies the other party that a dispute exists concerning the termination within the fifteen (15) day period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then
                  (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and (2) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, disability or Cause."

             2. New Section 1(n) of the Agreement is hereby added to the Agreement in its entirety as follows:

                  "(n) Discretionary Termination. For purposes of this Agreement, `Discretionary Termination' means the determination by the Executive at any time during the one-year period after the occurrence of a Change in Control of the Company, as evidenced by the Executive's delivery to the Company of a Notice of Termination during such period, to terminate this Agreement and his employment hereunder for any reason whatsoever in his sole discretion, with or without good faith, and regardless of whether the Company has terminated or is terminating Executive for any reason, including for `Cause.'"

             3. Section 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "3. Employment Period. If a Change in Control of the Company occurs when the Executive is employed by the Company, the Company will continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Company, in accordance with and subject to the terms and provisions of this Agreement (including, without limitation, the Executive's right to exercise a Discretionary Termination), and the terms of this Agreement shall expressly supersede the terms and conditions of any other then existing employment arrangement or agreement between the Company and the Executive."

             4. Section 7 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "7. Termination For Cause or Without Good Reason. If there is a Covered Termination for Cause or due to the Executive's voluntarily terminating his employment, other than for Good Reason or a Discretionary Termination (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Executive shall be entitled to receive only Accrued Benefits pursuant to Section 9(a) hereof."

             5. Section 8(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

                  "(a) If there is a Covered Termination by the Executive for Good Reason or a Discretionary Termination, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section 12 hereof, or (iii) Cause, then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits pursuant to Section 9(a) hereof and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and severance pay, the Termination Payment pursuant to
                  Section 9(b) hereof."

             6. The first paragraph of Section 9(b) of the Agreement shall be amended and restated in its entirety as follows:

                  "(b) Termination Payment. The Termination Payment shall be an amount equal to the Executive's monthly base salary, as in effect immediately prior to the Change in Control of the Company, as adjusted upward from time to time pursuant to Section 6 hereof, multiplied by the greater of the number of months (which shall include fractions of months rounded up to the next highest whole number) remaining in the Employment Period or twelve (12). Except as otherwise provided herein, the Termination Payment shall be paid to the Executive in cash no later than ten (10) business days after the Termination Date; provided, however, the Termination Payment shall be paid immediately upon receipt by the Company of a Notice of Termination relating to a Discretionary Termination (regardless of any differing effective date of the Executive's employment termination). The Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason."

                  [Remainder of existing Section 9(b) to remain as written in the Agreement.]

             7. Section 10(b) of the Agreement shall be amended and restated in its entirety as follows:

                  "(b) In the event the Executive dies after a Notice of Termination is given (i) by the Company, other than by reason of disability, or (ii) by the Executive for Good Reason or a Discretionary Termination, the Executive's estate, heirs and beneficiaries shall be entitled to the benefits described in Section 10(a) hereof and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived. For purposes of this Section 10(b), the Termination Date shall be the earlier of thirty (30) days following the giving of the Notice of Termination or one day prior to the end of the Employment Period, subject to delay pursuant to Section 1(m) hereof."

             8. Section 11 of the Agreement shall be amended and restated in its entirety as follows:

                  "11. Retirement. If, during the Employment Period, the Executive and the Company shall execute an agreement providing for the early retirement of the Executive from the Company, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Company, the Executive shall receive Accrued Benefits through the Termination Date; provided, that if the Executive's employment is terminated by the Executive for Good Reason or a Discretionary Termination or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the Executive shall also be entitled to receive a Termination Payment pursuant to Section 9(b) hereof."

             9. Section 13(a) and (d) of the Agreement shall be amended and restated in their respective entirety as follows:

                  "(a) If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination. (No such detail need be provided for a Discretionary Termination.)"

                  "(d) The recipient of the Notice of Termination shall personally deliver or mail in accordance with Section 23 hereof written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen (15) days after receipt thereof; provided, however, that a Notice of Termination relating to a Discretionary Termination shall not be subject to dispute for any reason by the Company or otherwise. After the expiration of such fifteen (15) days (or immediately upon receipt of a Notice of Termination relating to a Discretionary Termination), the contents of the Notice of Termination shall become final and not subject to dispute."

             10. Except as specifically set forth above, all other terms and conditions of the Agreement shall continue in full force and effect, unaffected by this Amendment. This Amendment shall be effective for all purposes immediately as of the date first written above.

        IN WITNESS WHEREOF, the Executive and the Company have set their hands hereto as of the date above.

   EXECUTIVE                SCHULTZ SAV-O STORES, INC.


   ________________         By:___________________________________
                            James H. Dickelman
                            Chairman, President and Chief Executive Officer